Exhibit 10.22

ADDENDUM TO EMPLOYMENT AGREEMENT

This Addendum to Employment Agreement (“Addendum”) is made and entered into as of this 28th day of April, 2006, by and between Colony Resorts LVH Acquisitions, LLC, a Nevada limited liability company (the “Company”) and Kenneth M. Ciancimino (“Executive”).

RECITALS

WHEREAS, the Company and Executive entered into an Employment Agreement dated as of March 9, 2004, as amended on March 10, 2004 (“Agreement”), which sets forth the specific terms of employment and compensation of Executive;

WHEREAS, the Term of the Agreement will expire on February 22, 2007, and the parties desire to extend such term and to otherwise modify certain terms of the Agreement.

NOW THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Paragraph 2 of the Agreement shall be replaced in its entirety with the following new Paragraph 2:

2. Term. Executive’s employment under the terms and conditions of the Agreement commenced as of February 23, 2004 (the “Commencement Date”) for a period of three (3) years (the “Initial Term”). Upon the expiration of the Initial Term, this Agreement shall automatically renew for an additional three (3) years (the “First Renewal Term”) subject to the same terms and conditions of this Agreement. Upon the expiration of the First Renewal Term, this Agreement shall automatically renew subject to the same terms and conditions for additional one (1) year terms (each a “Renewal Term”) unless terminated by either party by providing the other party with a written termination notice at least ninety (90) days prior to the end of the First Renewal Term or any subsequent Renewal Term. The Initial Term, First Renewal Term and each subsequent Renewal Term are hereinafter collectively referred to as the “Term”. Notwithstanding anything to the contrary herein, in the event of any termination of this Agreement, Executive shall nevertheless continue to be bound, to the extent applicable, by the terms and conditions set forth in Paragraph 7 and 8.

2. Subparagraph 3(a) of the Agreement shall be replaced in its entirety with the following new subparagraph 3(a):

3(a) Base Salary. In consideration of Executive’s full and faithful satisfaction of Executive’s duties under this Agreement, the Company agrees to pay to Executive a per annum base salary of $297,000 (“Base Salary”), payable in such installments as the Company pays it similarly placed employees, subject to usual and customary deductions for withholding taxes and similar charges, customary employee contributions to health, welfare and retirement programs in which Executive is enrolled. Beginning on February 23, 2007 and continuing during the Term on each anniversary thereafter, the Base Salary shall be increased a minimum of five percent (5%). Notwithstanding the foregoing, the Company may consider whether increases above the aforementioned five percent (5%) minimum are warranted, based on Executive’s annual performance evaluation and subject to the Company’s sole discretion.

3. Other than the amendment to the Agreement as provided herein, all other terms and conditions of the Agreement shall remain in full force and effect. In the event any terms of the Agreement are inconsistent or contrary to this Addendum, the terms of this Addendum shall control. All capitalized terms used herein shall have the same meaning as set forth in the Agreement.

COLONY RESORTS LVH ACQUISITIONS, LLC

By:	/s/ Rodolfo E. Prieto
Rodolfo E. Prieto, CEO and General Manager

EXECUTIVE

By:	/s/ Kenneth M. Ciancimino
Kenneth M. Ciancimino